UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Versata, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0449727
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

300 Lakeside Drive, Oakland	94612
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

EXPLANATORY NOTE

This amendment is filed to update the disclosure made on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2004 to reflect the terms of a recent amendment to the Preferred Stock Rights Agreement (the “Rights Agreement”), which agreement defines the terms of the class of securities registered thereby and hereby.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On December 7, 2005, Versata, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Trilogy, Inc., a Delaware corporation (“Parent”), and V. Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”). Pursuant to the terms of the Merger Agreement, Parent would acquire the Company pursuant to a tender offer and subsequent merger. Immediately prior to the execution of the Merger Agreement, the Company and the EquiServe Trust Company N.A. (the “Rights Agent”) entered into an amendment to the Rights Agreement dated as of December 7, 2005. The amendment to the Rights Agreement provides that the execution or delivery of, the public announcement thereof or consummation of the transactions contemplated under the Merger Agreement will not trigger the provisions of the Rights Agreement. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

In particular, the amendment to the Rights Agreement provides that neither Parent nor Sub nor any of their respective affiliates or associates shall be deemed to be an Acquiring Person, and a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, the public announcement of, or consummation of the transactions contemplated by the Merger Agreement.

Section 27 of the Rights Agreement provides that the Company and the Rights Agent, if the Company so directs, may supplement or amend the Rights Agreement in any respect without the approval of the holders of the Rights.

The foregoing description of the amendment to the Preferred Stock Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 4.1 to the Company’s Form 8-K filed on December 7, 2005 with the SEC and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Versata, Inc. (previously filed as Exhibit 3.1 to the Company’s Form 8-A filed on April 9, 2004 and incorporated herein by reference).

4.1	Preferred Stock Rights Agreement, dated as of April 7, 2004, between the Company and EquiServe Trust Company, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on April 9, 2004 and incorporated herein by reference).

4.2	First Amendment to Preferred Stock Rights Agreement, dated as of December 7, 2005, between the Company and EquiServe Trust Company, N.A. (previously filed as Exhibit 4.1 to the Company’s Form 8-K filed on December 7, 2005 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Versata, Inc. (Registrant)

Date: December 7, 2005	By:	/S/ WILLIAM FREDERICK
William Frederick Chief Financial Officer, Secretary and Vice-President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Versata, Inc. (previously filed as Exhibit 3.1 to the Company’s Form 8-A filed on April 9, 2004 and incorporated herein by reference).

4.1	Preferred Stock Rights Agreement, dated as of April 7, 2004, between the Company and EquiServe Trust Company, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on April 9, 2004 and incorporated herein by reference).

4.2	First Amendment to Preferred Stock Rights Agreement, dated as of December 7, 2005, between the Company and EquiServe Trust Company, N.A. (previously filed as Exhibit 4.1 to the Company’s Form 8-K filed on December 7, 2005 and incorporated herein by reference).